Exhibit 10.4

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (“Agreement”) is voluntarily entered into by and by and between First Financial Bank, National Association (“Bank”), a subsidiary of First Financial Corporation (“First Financial”), and John E. Peck (“Employee”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated January 7, 2019 (the “Merger Agreement”), between First Financial and HopFed Bancorp, Inc. (“HopFed”), HopFed has agreed to merge with and into First Financial (such transaction is referred as the “Merger”);

WHEREAS,  immediately subsequent to the Merger, Heritage Bank USA, Inc. (“Heritage”), a wholly-owned subsidiary of HopFed, will be merged with and into the Bank;

WHEREAS, Employee is currently employed by Heritage pursuant to an Employment Agreement, as amended and restated, by and between Heritage and Employee dated June 20, 2018, and by HopFed pursuant to an Amended and Restated Employment Agreement by and between HopFed and Employee dated June 20, 2018 (collectively, the “Heritage Agreement”);

WHEREAS, the Heritage Agreement will be terminated upon consummation of the Merger; and,

WHEREAS, immediately following the Merger, Employee has agreed to become an employee of the Bank and to provide services for and on behalf of the Bank subject to the terms and conditions of that certain Employment Agreement (“Employment Agreement”) dated January 7, 2019, by and between the Bank and Employee; and,

WHEREAS, the Bank desires to offer an incentive to Employee to remain and continue his employment with the Bank as set forth in this Agreement; and

WHEREAS, this Agreement is intended to set forth retention incentive for Employee under the circumstances set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and undertakings herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, covenant and agree as follows:

1.                                      Effective Time.  This Agreement is expressly conditioned upon the Employment Agreement becoming effective, it being understood and agreed by the Parties that this Agreement shall be void and of no effect unless and until the Employment Agreement is effective and binding.

2.                                      Retention Payment.

(a)                                 If Employee remains actively employed by and continues to work full-time with the Bank through the first anniversary of the consummation of the Merger (“First Retention Date”), the Bank shall pay to Employee a retention bonus in the gross lump sum amount of Fifty Thousand and no/100 Dollars ($50,000.00), less all applicable withholdings and deductions as required by applicable federal, state and local law (“First Retention Bonus”).

(b)                                 If Employee remains actively employed by and continues to work full-time with the Bank through the second anniversary of the consummation of the Merger (“Second Retention Date”), the Bank shall pay to Employee a retention bonus in the gross lump sum amount of Fifty Thousand and no/100 Dollars ($50,000.00), less all applicable withholdings and deductions as required by applicable federal, state and local law (“Second Retention Bonus”).  The First Retention Bonus and the Second Retention Bonus are collectively referred to in this Agreement as the “Retention Bonus.”  For purposes of this Agreement, “Retention Date” refers to either the First Retention Date or the Second Retention Date, as appropriate.

(c)                                  The First Retention Bonus shall be processed by the Bank through its payroll system at the first regular payroll date of the Bank after the First Retention Date, and the Second Retention Bonus shall be processed by the Bank through its payroll system at the first regular payroll date of the Bank after the Second Retention Date.  The Retention Bonus does not constitute “wages” within the meaning of the wage claim and payment statutes of any state, including but without limitation, Ind. Code §22-2-9-1, et seq., Ky. Rev. Stat. §§337.020 and 337.055, or Tenn. Code §50-2-103.

(d)                                 An Internal Revenue Service Form W-2 shall be issued to Employee for the Retention Bonus. Except for the deductions and withholdings from the Retention Bonus, Employee agrees that Employee is responsible for paying all taxes that may be owed by Employee on any amounts paid under this Agreement, and Employee agrees to indemnify Employer from any and all liability, including, but not limited to, taxes, penalties, interest and attorneys’ fees, if it is determined by a state or federal agency or court that tax liability arises from the Retention Bonus paid to Employee, or on Employee’s behalf, under this Agreement.

3.                                      Continuing Compensation. As long as Employee remains actively employed and continues to work full-time with the Bank up to and including each Retention Date, Employee will be paid at Employee’s regular base wage and salary rate as Employee is being paid as of the date of the signing of this Agreement (as it may be adjusted from time to time) for the time Employee is employed, in accordance with the Bank’s normal payroll procedures. The Retention Bonus described in Section 2 is a supplement to, and not in lieu of, the amounts described in this section of the Agreement.

4.                                      Resignation by or Death of Employee or Termination By the Bank. Employee and the Bank agree that beginning on the date that Employee signs this Agreement until the applicable Retention Date, and subject to the Employment Agreement becomes effective and binding, the Bank’s obligation and Employee’s right to the applicable Retention Bonus is eliminated only if Employee: (i) voluntarily resigns prior to the applicable Retention Date; (ii) is terminated pursuant to Section 6(b) of the Employment Agreement due to Employee’s death or disability prior to the applicable Retention Date, or; (iii) is terminated for Cause as defined in and pursuant to Section 6(a) of the Employment Agreement prior to the applicable Retention Date.

5.                                      Employment At-Will / No Guarantee of Employment. This Agreement does not constitute a guarantee or promise of employment by the Bank of Employee for any specific period of time and does not in any way alter Employee’s status as an employee under the terms and conditions of the Employment Agreement or, if the Employment Agreement terminates, as an at-will employee.  This Agreement concerns only Employee’s right to the Retention Bonus.

6.                                      Governing Law.  Except to the extent that federal shall be deemed to apply, this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Indiana to be applied.  In furtherance of the foregoing, the internal law of the State of Indiana will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

7.                                      No Right to Pledge, Assign or Lien Retention Bonus.  Employee shall not have any right to pledge, assign, or in any way create a lien upon the Retention Bonus or to assign this Agreement or any rights hereunder; provided, however, the Bank shall have the right to assign this Agreement to any person or entity that acquires all or substantially all of the business and/or assets of the Bank.  The Retention Bonus is not assignable in anticipation of payment, either by voluntary or involuntary acts, or by operation of law. Nothing in this section, however, restricts any right of set-off, counterclaim or recoupment that the Bank may otherwise have against Employee.

8.                                      Section 409(A).  It is intended that the Retention Bonus does not cause a violation of Section 409(A) of the Internal Revenue Service Code.  Thus, notwithstanding anything in this Agreement to the contrary, if any provision in this Agreement or the Retention Bonus would result in the imposition of an applicable tax under Section 409(A), that Agreement provision or Retention Bonus will be reformed to avoid imposition of the applicable Section 409(A) tax.

9.                                      Modification.  No provision of this Agreement may be modified, altered or amended, except by written agreement signed by Employee and the President of the Bank.

10.                               No Reliance on the Bank Representations / Document Review.

(a)                                 Employee represents and warrants that in the making and execution of this Agreement, Employee is not relying upon any representation, statement, assertion of fact, or opinion made by any agent, attorney, employee or representative of the Bank or First Financial Corporation, and Employee hereby waives any right to rely upon any prior agreements and/or oral representations made by any agent, employee or representative of the Bank regarding the subject matter of this Agreement.

(b)                                 The Bank and Employee hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly.

(c)                                  EMPLOYEE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY LEGAL COUNSEL TO THE BANK AND FIRST FINANCIAL CORPORATION AND THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM SUCH COUNSEL.

11.                               Entire Agreement.  This Agreement, including the introductory recitals, constitutes the entire and final understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement fully supersedes any and all prior negotiations, agreements or understandings whether written or oral between the Parties regarding the subject matter of this Agreement.  Employee acknowledges and agrees that Employee’s signature below is evidence of Employee’s knowing and voluntary action that Employee has not been threatened, pressured, coerced, or intimidated into accepting this Agreement, and that Employee is a competent adult who can sign this Agreement.  Employee acknowledges and agrees that he/she is under no pressure or requirement to execute this Agreement or to remain employed through the Retention Date.

12.                               Severability.  The invalidity or unenforceability of any provision or provisions contained in this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute the same instrument. The Parties agree that signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for execution of this Agreement.

14.                               Forum and Venue.  Each party hereto agrees and consents to the exclusive jurisdiction of any court sitting in Vigo County, Indiana and the United States District Court for the Southern District of Indiana, Terre Haute Division, and any applicable appellate courts, with respect to all matters relating to this Agreement, waives all objections based on lack of venue and forum non conveniens, and irrevocably consents to the personal jurisdiction of all such courts.

15.                               Section Headings.  Section headings are inserted in this Agreement for convenience only and shall not affect any construction or interpretation of this Agreement.

16.                               Construction.  This Agreement is the result of negotiations between the Parties, and no party shall be deemed to be the drafter of this Agreement; accordingly, this Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be prepared.  The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against either party.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the dates stated below.

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

By:	/s/ Norman L. Lowery	Date:	1-7-19
Norman L. Lowery
President and Chief Executive Officer

EMPLOYEE

/s/ John E. Peck		Date:	1-7-19
John E. Peck